EXHIBIT 10.5

Contract NO.JS20200914-001

Technical principal (agent) agreement

A：Yueshang information technology (Beijing) Co., Ltd

B：Zhuozhou Weijiafu Information Technology Co., Ltd.

Date: August 1st, 2020

1

Based on the independent research and development of "YCloud system" by Yueshang information technology (Beijing) Co., Ltd. ("party a"), Party A and Party B will reach the following agreement in accordance with the contract law of the people's Republic of China after equal consultation and on the basis of truly and fully expressing their wishes

Article 1. Contents of cooperation

1. Party A will provide "YCloud system" for Zhuozhou weijiafu Information Technology Co., Ltd. ("Party B"), including but not limited to: background construction, foreground app, basic application training, etc .

2. Party B will undertake the Commission of Party A to operate "YCloud system" in China, including but not limited to:

① Front desk business function development

② Practical application of the system

③ The practical output, secrecy and application of logic algorithm

3. When Party B operates the system in China, Party B shall pay Party A 3.5% of the actual sales generated during the operation period as cooperation remuneration

Article 2 rights and obligations

1. Party a must timely output the complete set of information about "YCloud system" to Party B completely and accurately

2. All technical documents Party A guarantees to Party B, including but not limited to: source code, basic logic, landing algorithm, etc., are independently developed.

3. Party a must guarantee the legality, authenticity and publicity of all information, and Party B shall not bear any legal liability for any technical dispute arising therefrom.

4. Party B shall keep all documents of party a confidential and shall not disclose them without the consent of Party A.

5. All operations of Party B in China must be legal and true. Party A will not bear any loss or legal liability in case of dispute or legal liability caused by improper operation. If necessary, Party A will claim compensation from Party B.

2

Article 3. Technical data provided by Party A

1. Technical data list.

2. All the manuals about "YCloud system"

3. The logic algorithm of practical application.

4. Complete version 1.0 of the front-end operation platform and the corresponding management background

Article 4. settlement method

Party B shall pay Party A 3.5% of the actual sales generated during the operation period as the cooperation remuneration when it operates in China, as follows:

1. Payment cycle: Party B shall check the total amount of current sales to Party A before the 28th of each month, and both parties shall check according to the order details. Within 2 working days after verification, Party B shall pay 3.5% of the current total sales to Party A as technical service fee, and Party B shall simultaneously issue an invoice of the same amount to Party A.

2. Details of Party A's bank account:

Account: Yueshang information technology (Beijing) Co., Ltd

Beneficiary bank: China Minsheng Bank Co., Ltd. Beijing West 2nd ring sub branch

Bank account No.: 6166763

Article 5. Exemption clause:

Party A shall not be liable for all losses caused by natural or third party reasons such as communication line failure, technical problems, network and computer failure, system instability and other force majeure during the service period of the contract

3

Article 6 .confidentiality

Party A and Party B shall keep confidential the trade secrets of the other party obtained in the process of performing the contract. Without the written consent of the other party, it is not allowed to show or disclose the above information to the public or a third party through any means, and it is not allowed to copy, disseminate or sell the above information. The termination of this contract shall not result in the termination of the confidentiality obligations of both parties.

Article 7 liability for breach of contract

1. Party A has the right to terminate the contract with Party B if Party A confirms that it is unable to provide the agreed service to Party B after signing the contract.

2. If one party continues to fail to perform, perform improperly or violate this contract, the other party may request to terminate this contract. If both parties fail to perform their obligations under this contract due to natural disasters such as earthquake, fire, war, strike, power failure, network outage and government actions, both parties shall notify the other party by email or in writing, and this contract shall be terminated.

Article 8 dispute settlement:

This contract shall be governed by the laws of the people's Republic of China. In case of any dispute that cannot be settled through negotiation, either party shall bring a lawsuit to the people's Court of Party A's domicile. This contract shall come into force from the date of signature and seal of both parties; in case of any modification, both parties shall sign and seal at the modification place or sign a written supplementary agreement, otherwise it shall not have legal effect

Article 9 effectiveness of the contract and others

1. This contract shall come into force as of the date of signature by both parties.

2. For matters not covered in this contract, a supplementary contract can be signed, which has the same legal effect as this contract. No amendment to this contract shall be valid unless agreed by both parties and made in writing.

3. This contract and the annex are made in duplicate, each party holds one copy, which has the same legal effect.

4

For matters not covered in this contract, a supplementary contract can be signed, and the supplementary contract has the same legal effect as this contract. Any modification made to this contract is invalid unless agreed by both parties to the contract and made in writing.

This contract and Annex I are in two copies, each of which holds one copy, and both have the same legal effect.

Party A: Yueshang information technology (Beijing) Limited	Zhuozhou Weijiafu Information Technology Co., Ltd.
Stamp	Stamp

August 1, 2020	August 1, 2020

5